MEGAWEST ENERGY CORP.
U.S. EQUITY INCENTIVE PLAN

Amended and Restated June 5, 2008

MEGAWEST ENERGY CORP.
U.S. EQUITY INCENTIVE PLAN

This Megawest Energy Corp. U.S. Equity Incentive Plan (the “Plan”) provides for the grant of options to acquire common shares (the “Common Shares”) in the capital of Megawest Energy Corp., a corporation continued under the laws of the Province of Alberta (the “Corporation”), stock appreciation rights, restricted stock units, performance awards, and other awards, whether granted singly, in combination, or in tandem (“Awards”, each individually referred to herein as an “Incentive”). Stock options granted under this Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) are referred to in this Plan as “Incentive Stock Options” and stock options that do not qualify under Section 422 of the Code are referred to as “Non-Qualified Stock Options”. Incentive Stock Options and Non-Qualified Stock Options granted under this Plan are collectively referred to as “Options”.

1. PURPOSE

1.1 The purpose of this Plan is to retain the services of valued key employees and consultants of the Corporation and such other persons as the Plan Administrator (as defined below) shall select in accordance with Section 2 below, and to encourage such persons to acquire a greater proprietary interest in the Corporation, thereby strengthening their incentive to achieve the objectives of the shareholders of the Corporation, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Plan Administrator.

1.2 This Plan shall at all times be subject to all legal requirements relating to the administration of equity incentive plans, if any, under applicable corporate laws, applicable United States federal and state securities laws, the Code, the rules of any applicable stock exchange or stock quotation system, and the rules of any foreign jurisdiction applicable to Options granted to residents therein (collectively, the “Applicable Laws”).

2. ADMINISTRATION

2.1 This Plan shall be administered initially by the Plan Administrator, provided, however, that to the extent necessary to comply with Applicable Law, the Plan shall be administered by a committee composed of two (2) or more members of the Board of Directors of the Corporation (the “Board”), which committee (the “Committee”) may be an executive, compensation or other committee, including a separate committee especially created for this purpose. For purposes of the Plan, the “Plan Administrator” means, initially, the Vice President Finance & Controller of the Corporation, and thereafter, means such director or other senior officer or employee of the Corporation as may be designated as “Plan Administrator” by the Board from time to time. With respect to any Awards where grant of the Award (or decisions with respect to the Award) must be made by the Committee, any references in this Plan to the Plan Administrator shall be deemed to refer to the Committee.

2.2 If and so long as the Common Shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Corporation wishes to grant Incentive Stock Options, then the Board shall consider in selecting the membership of any Committee, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code, and (b) “Non-Employee Directors” as contemplated by Rule 16b-3 under the Exchange Act.

2.3 Any Committee designated by the Board shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan or of any Award). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting.

2.4 Subject to the provisions of this Plan and any Applicable Laws, and with a view to effecting the purpose of the Plan, the Plan Administrator shall have sole authority, in its absolute discretion, to:

(a) construe and interpret this Plan;

(b) define the terms used in the Plan;

(c) prescribe, amend and rescind the rules and regulations relating to this Plan;

(d) correct any defect, supply any omission or reconcile any inconsistency in this Plan;

(e) grant Awards under this Plan;

(f) determine the individuals to whom Awards shall be granted under this Plan and, if granted an Option, whether the Option is granted as an Incentive Stock Option or a Non-Qualified Stock Option;

(g) determine the time or times at which Awards shall be granted under this Plan;

(h) determine the number of Common Shares subject to each Award, the exercise price of each Incentive (if applicable), the duration of each Incentive and the times at which each Incentive shall become exercisable (if applicable);

(i) determine all other terms and conditions of the Awards; and

(j) make all other determinations and interpretations necessary and advisable for the administration of the Plan.

2.5 All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

3. ELIGIBILITY

3.1 Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an Employee of the Corporation or any Related Corporation (as defined below). For purposes of this Plan, “Employee” means common law employee (as defined in accordance with the regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Corporation or any Related Corporation.

3.2 Non-Qualified Stock Options may be granted to Employees and to such other persons who are not Employees as the Plan Administrator shall select, subject to any Applicable Laws.

3.3 Stock Appreciation Rights (“SARs”), Restricted Stock Units (“RSUs”), Performance Awards and Other Awards may be granted to Employees and to such other persons who are not Employees as the Plan Administrator shall select, subject to any Applicable Laws.

3.4 Notwithstanding anything to the contrary contained herein, Awards may only be granted to a person who is not an Employee or Non-Employee Director, if such person is performing advisory or consulting services for the Corporation or a Related Corporation, with or without compensation, provided that bona fide services must be rendered by such person and such services shall not be rendered in connection with the offer or sale of securities in a capital raising transaction. Notwithstanding anything contained elsewhere herein, a consultant providing investor relations services shall not be eligible to receive awards covering more than two percent (2%) of the Corporation’s issued and outstanding Common Shares, with a vesting of one quarter (1/4) every three (3) months. No consultant providing services other than investor relations services shall receive Options to acquire more than two percent (2%) of the issued and outstanding Common Shares.

3.5 Awards may be granted in substitution for outstanding Awards of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Corporation or any subsidiary of the Corporation.

3.6 Any person to whom an Award is granted under this Plan is referred to as a “Participant” and any person to whom an Option is granted under this Plan may be referred to as an “Optionee”. Any person who is the owner of an Option, SAR, or RSU is referred to as a “Holder”.

3.7 As used in this Plan, the term “Related Corporation” shall mean any corporation (other than the Corporation) that is a “Parent Corporation” of the Corporation or “Subsidiary Corporation” of the Corporation, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code (or any successor provisions) and the regulations thereunder (as amended from time to time).

4. STOCK

4.1 The Plan Administrator is authorized to grant Awards to acquire up to a total of 10% of the issued and outstanding Common Shares from time to time less the number of options granted under the Corporation’s equity incentive plan for Canadian directors and employees, 1,000,000

Shares of which can be granted as Incentive Stock Options. The number of Common Shares with respect to which Awards may be granted hereunder is subject to adjustment as set forth in Section 5.2(m) hereof. In the event that any outstanding Award expires or is terminated for any reason, the Common Shares allocable to the unexercised portion of such Award may again be subject to an Award granted to the same Participant or to a different person eligible under Section 3 of this Plan; provided however, that any cancelled Awards will be counted against the maximum number of shares with respect to which Awards may be granted to any particular person as set forth in Section 5.2(a) hereof. Awards that may be satisfied either by the issuance of Common Shares or by cash or other consideration shall be counted against the maximum number of Common Shares that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of Common Shares. Awards will not reduce the number of Common Shares that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of Common Shares, as, for example, a SAR that can be satisfied only by the payment of cash. Common Shares to be issued may be made available from authorized but unissued common shares. During the term of this Plan, the Corporation will at all times reserve and keep available the number of Common Shares that shall be sufficient to satisfy the requirements of this Plan. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Corporation, shares canceled on account of termination, expiration or lapse of an Award, or shares withheld for payment of applicable employment tax withholding obligations resulting from the exercise of an Option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in this Section 4.1 as the maximum number of Common Shares that may be delivered pursuant to Incentive Stock Options.

5. TERMS AND CONDITIONS OF AWARDS

5.1 Each Award granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator (each, an “Agreement”). Agreements may contain such provisions setting forth the Incentive or Incentives being granted, the total number of Common Shares subject to the Incentive(s), the Exercise Price (if applicable), the exercise period, the Date of Grant (terms defined below), and such other terms, provisions, limitations, and performance objectives, as are approved by the Plan Administrator, but not inconsistent with this Plan or any Applicable Laws. Each Award granted under this Plan shall be subject to the restrictions of any stock exchange that the Shares of the Corporation trade upon. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

5.2 All Options shall comply with the following requirements:

(a) Number of Shares and Type of Option

Each Agreement shall state the number of Common Shares to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option; provided that:

(i) the number of Common Shares that may be reserved pursuant to the exercise of Options granted to any person shall not exceed 5% of the issued and outstanding Common Shares of the Corporation;

(ii) in the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options;

(iii) the aggregate Fair Market Value (determined at the Date of Grant, as defined below) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other Incentive Stock Option plans of the Corporation, a Related Corporation or a predecessor corporation) shall not exceed U.S.$100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time (the “Annual Limit”); and

(iv) any portion of an Option which exceeds the Annual Limit shall not be void but rather shall be a Non-Qualified Stock Option.

(b) Date of Grant

Each Agreement shall state the date the Plan Administrator has deemed to be the effective date of the Option for purposes of this Plan (the “Date of Grant”).

(c) Exercise Price

Each Agreement shall state the price per Common Share at which it is exercisable (the “Exercise Price”). The Plan Administrator shall act in good faith to establish the exercise price in accordance with Applicable Laws; provided that:

(i) the Exercise Price for any Option shall not be less than the Fair Market Value (as defined below) per Common Share at the Date of Grant;

(ii) with respect to Incentive Stock Options granted to greater-than-ten percent (>10%) shareholders of the Corporation (as determined with reference to Section 424(d) of the Code), the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value per Common Share at the Date of Grant; and

(iii) Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Corporation or any subsidiary of the Corporation may be granted with an Exercise Price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur, and provided that for Incentive Stock Options:

A. the excess of the aggregate Fair Market Value of the shares subject to the option immediately after the substitution over the aggregate Exercise Price of such shares is not more than the excess of the aggregate Fair Market Value of all shares subject to the option immediately before such substitution over the aggregate Exercise Price of such shares, and

B. the substituted option does not give the employee additional benefits which he did not have under the previously held Option; and

(iv) For purposes of the Plan, “Fair Market Value” means, as of a particular date, determined in accordance with the requirements of Section 422 of the Code (to the extent Incentive Stock Options are granted) and/or Section 409A of the Code and the regulations and other guidance issued thereunder: (A) if the Common Shares are listed on any established national securities exchange, the volume weighted average sales prices of the Common Shares for the five (5) day period prior to and including the Date of Grant; or (B) if the foregoing is not applicable, such amount as may be determined by the Plan Administrator (acting on the advice of an Independent Third Party, should the Plan Administrator elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per Common Share. For purposes of the Plan, “Independent Third Party” means an individual or entity independent of the Corporation having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Plan Administrator may utilize one or more Independent Third Parties.

(d) Duration of Options

At the time of the grant of the Option, the Plan Administrator shall designate, subject to Section 5.2(g) below, the expiration date of the Option, which date shall not be later than ten (10) years from the Date of Grant or, such earlier date as may be required by the restrictions of any stock exchange that the Corporation’s Shares trade upon; provided, that the expiration date of any Incentive Stock Option granted to a greater-than-ten percent (>10%) shareholder of the Corporation (as determined with reference to Section 424(d) of the Code) shall not be later than five (5) years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under this Section 5 shall expire ten (10) years from the Date of Grant.

(e) Vesting Schedule

No Option shall be exercisable until it has vested. Subject to Section 5.2(f) hereof, the vesting schedule for each Option shall be specified by the Plan Administrator at the time of grant of the Option prior to the provision of services with respect to which such Option is granted; provided, that if no vesting schedule is specified at the time of grant, the Option shall vest according to the following schedule:

Number of Years	Percentage of Total
Following Date of Grant	Option Vested

One	25%
Two	50%
Three	75%
Four	100%

The Plan Administrator may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives established in advance of the commencement by the Optionee of services related to the achievement of the performance objectives. Performance objectives shall be expressed in terms of objective criteria, including but not limited to, one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Corporation’s performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Corporation as a whole (whether on a consolidated or unconsolidated basis), a Related Corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An Option that is exercisable (in full or in part) upon the achievement of one or more performance objectives may be exercised only following written notice to the Optionee and the Corporation by the Plan Administrator that the performance objective has been achieved.

(f) Acceleration of Vesting

Upon the occurrence of a Change of Control of the Corporation, all unexpired and unvested Options shall immediately vest and shall be exercisable for the acquisition of Common Shares. Notwithstanding any other provision hereof, the vesting of one or more outstanding Options may be accelerated by the Board at such times and in such amounts as it shall determine in its sole discretion.

For the purposes hereof the term “Change of Control” shall mean, in respect of the Corporation, the occurrence of any of:

(i) the purchase or acquisition of Common Shares and/or securities convertible into Common Shares or carrying the right to acquire Common Shares (“Convertible Securities”) as a result of which a person, group of persons or persons acting jointly or in concert, or any Affiliates (as such term is defined in the Business Corporations Act (Alberta)) or Associates (as such term is defined in the Securities Act (Alberta)) of any such person, group of persons or any of such persons acting jointly or in concert (collectively, the “Subject Persons”) beneficially own or exercise control or direction over Common Shares and/or Convertible Securities such that, after the conversion of the Convertible Securities beneficially owned by the Subject Persons, the Subject Persons would have the right to cast more than 50% of the votes attached to all Common Shares; provided that, the acquisition of Common Shares or Convertible Securities pursuant to the issuance of securities from treasury which results in a Subject Person, or Subject Persons, beneficially owning or exercising control or direction over 50% of the votes attached to all Common Shares (assuming the conversion of the Convertible Securities beneficially owned by Subject Persons) where the Board continues to be supportive of the direction of the Corporation under the management of the Chief Executive Officer, shall not constitute a “Change of Control”; or

(ii) approval by the shareholders of:

A. an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another entity pursuant to which the shareholders of the Corporation immediately thereafter do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the Common Shares;

B. a liquidation, dissolution or winding up of the Corporation;

C. the sale, lease or other disposition of all or substantially all of the assets of the Corporation;

D. the election at a meeting of the Corporation’s shareholders of a number of directors, who were not included in the slate for election as directors approved by the prior Board, and who would represent a majority of the Board; or

E. the appointment of a number of directors which would represent a majority of the Board and which were nominated by any holder of voting shares of the Corporation or by any group of holders of voting shares of the Corporation acting jointly or in concert and not approved by the Corporation’s prior Board.

(iii) Notwithstanding the foregoing, in the event an Option issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change of Control” for purposes of such Option shall be the definition provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

(g) Term of Option

(i) At the time of grant of an Option, the Board shall designate the date after which an Option cannot be exercised (the “Expiry Date”), provided that the Expiry Date of an Option shall be the earlier of the date so fixed by the Board at the time the Option is awarded and the date established, if applicable, in paragraphs A. to D. below.

A. Death: In the event that the Optionee should die while he or she is still providing services to the Corporation or a Related Corporation, the Expiry Date for all unvested Options shall be the date of the Optionee’s death, and the Expiry Date for all vested Options shall be one (1) year from the date of the Optionee’s death. Upon the death of an Optionee, any vested Options held by the Optionee shall be exercisable only by the person or persons to whom such Optionee’s rights under such Option shall pass by the Optionee’s will or by the laws of descent and distribution of the Optionee’s domicile at the time of death and only until such Options terminate as provided in the foregoing sentence.

B. Ceasing to Hold Office: In the event that the Optionee holds his or her Option as a director of the Corporation and such Optionee ceases to be a director of the Corporation and such Optionee ceases to be a director of the Corporation other than by reason of death, the Expiry Date for all unvested Options shall be the date he or she ceases to be director of the Corporation, and the Expiry Date of the vested Options shall be the 30th day following the date the Optionee ceases to be a director of the Corporation unless the Optionee ceases to be a director of the Corporation but continues to be engaged by the Corporation as an Employee, in which case the Expiry Date shall remain unchanged, or unless the Optionee ceases to be a director of the Corporation as a result of:

(1) ceasing to meet the qualifications set forth in section 105(1) of the Business Corporations Act (Alberta) or such other qualifications required by the corporate laws in any other jurisdiction under which the Corporation is continued or amalgamated; or

(2) by order of the Alberta Securities Commission or any regulatory body having jurisdiction to so order,

in which case the Expiry Date shall be the date the Optionee ceases to be a director of the Corporation.

C. Ceasing to be Employed: In the event that the Optionee holds his or her Option as an Employee of the Corporation or Related Corporation and such Optionee ceases to be an Employee of the Corporation or Related Corporation other than by reason of death, or if the Employee is a party providing investor relations services or management or consulting services to the Corporation or Related Corporation and ceases to continue providing such services to the Corporation or Related Corporation, the Expiry Date for all unvested Options shall be the date the Optionee ceases to be an Employee of the Corporation or Related Corporation or ceases to continue providing such investor relations, management and consulting services to the Corporation or Related Corporation shall be the 30th day following the date the Optionee ceases to be an Employee of the Corporation or Related Corporation or ceases to continue providing such investor relations, management and consulting services to the Corporation or Related Corporation, unless the Optionee ceases to be an Employee of the Corporation or Related Corporation or ceases to continue providing such services to the Corporation or Related Corporation as a result of:

(1) termination for cause; or

(2) by order of the Alberta Securities Commission or any regulatory body having jurisdiction to so order,

in which case the Expiry Date shall be the date the Optionee ceases to be an Employee of the Corporation or Related Corporation or ceases to continue providing such services.

D. Extension of Expiry Date: Notwithstanding any other provision hereof, the Expiry Date of one or more outstanding Non-Qualified Stock Options may be extended up to ninety days (90) by the Plan Administrator or the Board, in the absence of such, at such times as it shall determine in its sole discretion, subject to the requirements of Applicable Law.

E. Transfer of Employment: For purposes of this Plan, transfer of employment between or among the Corporation and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Corporation or any Related Corporation. Employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee’s re-employment rights are guaranteed by statute or by contract.

(h) Exercise of Options

(i) Options shall be exercisable, in full or in part, at any time after vesting, until termination. If less than all of the Common Shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. Only whole Common Shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

(ii) Options or portions thereof may be exercised by giving written notice to the Corporation, which notice shall specify the number of Common Shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Shares so purchased, which payment shall be in the form specified in Section 5.2(i) below. The Corporation shall not be obligated to issue, transfer or deliver a certificate representing Common Shares to the Holder of any Option, until provision has been made by the Holder, to the satisfaction of the Corporation, for the payment of the aggregate exercise price for all Common Shares for which the Option shall have been exercised and for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee.

(i) Payment upon Exercise of Option

Upon the exercise of any Option, the aggregate Exercise Price shall be paid to the Corporation in cash or by certified or cashier’s check. In addition, if pre-approved in writing by the Plan

Administrator who may arbitrarily withhold consent, the Holder may pay for all or any portion of the aggregate Exercise Price by complying with one or more of the following alternatives:

(i) by delivering a properly executed exercise notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the Common Shares and deliver directly to the Corporation the amount of sale or margin loan proceeds to pay the exercise price; or

(ii) by complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

(j) No Rights as a Shareholder

A Holder shall have no rights as a shareholder of the Corporation with respect to any Common Shares covered by an Option until such Holder becomes a record holder of such Common Shares, irrespective of whether such Holder has given notice of exercise. Subject to the provisions of Section 5.2(m) hereof, no rights shall accrue to a Holder and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Shares for which the record date is prior to the date the Holder becomes a record holder of the Common Shares covered by the Option, irrespective of whether such Holder has given notice of exercise.

(k) Non-transferability of Options

(i) Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution or, in the case of a Non-Qualified Stock Option, pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment or similar process; provided however that, subject to applicable laws:

A. for Non-Qualified Stock Options, any Agreement may provide or be amended to provide that a Non-Qualified Stock Option to which it relates is transferable without payment of consideration to immediate family members of the Optionee or to trusts or partnerships or limited liability companies established exclusively for the benefit of the Optionee and the Optionee’s immediate family members;

B. for all Options, the Optionee’s heirs or administrators may exercise any portion of the outstanding Options within one year of the Optionee’s death.

(ii) Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option shall thereupon terminate and become null and void.

(l) Securities Regulation and Tax Withholding

(i) Common Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Common Shares shall comply with all Applicable Laws, and such issuance shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from prospectus and registration requirements for the issuance and sale of such Common Shares. The inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Common Shares under this Plan, or the unavailability of an exemption from prospectus and registration requirements for the issuance and sale of any Common Shares under this Plan, shall relieve the Corporation of any liability with respect to the non-issuance or sale of such Common Shares.

(ii) As a condition to the exercise of an Option, the Plan Administrator may require the Holder to represent and warrant in writing at the time of such exercise that the Common Shares are being purchased only for investment and without any then-present intention to sell or distribute such Common Shares. If necessary under Applicable Laws, the Plan Administrator may cause a stop-transfer order against such Common Shares to be placed on the stock books and records of the Corporation, and a legend indicating that the Common Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any Applicable Laws, may be stamped on the certificates representing such Common Shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with applicable securities laws. THE CORPORATION HAS NO OBLIGATION TO UNDERTAKE REGISTRATION IN THE UNITED STATES OF OPTIONS, SHARES OR THE COMMON SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS.

(iii) The Holder shall pay to the Corporation by certified or cashier’s check, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable federal, state, local and foreign withholding taxes that the Plan Administrator, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of Common Shares acquired upon exercise of an Option or otherwise related to an Option or Common Shares acquired in connection with an Option. Upon approval of the Plan Administrator, a Holder may satisfy such obligation by complying with one or more of the following alternatives selected by the Plan Administrator:

A. by delivering to the Corporation Common Shares previously held by such Holder or by the Corporation withholding Common Shares otherwise deliverable pursuant to the exercise of the Option, which Common Shares received or withheld shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to any withholding tax obligations arising as a result of such exercise, transfer or other disposition; or

B. by complying with any other payment mechanism approved by the Plan Administrator from time to time.

(iv) The issuance, transfer or delivery of certificates representing Common Shares pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of all Applicable Laws and the withholding provisions of the Code have been met and that the Holder has paid or otherwise satisfied any withholding tax obligation as described in Section 5.2(l)(iii) above.

(m) Adjustments Upon Changes In Capitalization

(i) The aggregate number and class of shares for which Options may be granted under this Plan, the number and class of shares covered by each outstanding Option, and the exercise price per share thereof (but not the total price), and each such Option, shall all be proportionately adjusted for any increase or decrease in the number of issued Common Shares of the Corporation resulting from:

A. a subdivision or consolidation of Common Shares or any like capital adjustment, or

B. the issuance of any Common Shares, or securities exchangeable for or convertible into Common Shares, to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than the issue of Common Shares, or securities exchangeable for or convertible into Common Shares, to holders of Common Shares pursuant to their exercise of options to receive dividends in the form of Common Shares, or securities convertible into Common Shares, in lieu of dividends paid in the ordinary course on the Common Shares).

(ii) Except as provided in Section 5.2(m)(iii) hereof, upon a merger (other than a merger of the Corporation in which the holders of Common Shares immediately prior to the merger have the same proportionate ownership of common shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere re-incorporation or the creation of a holding Corporation) or liquidation of the Corporation, as a result of which the shareholders of the Corporation, receive cash, shares or other property in exchange for or in connection with their Common Shares, any Option granted hereunder shall terminate, but the Holder shall have the right to exercise such Holder’s Option immediately prior to any such merger, consolidation, acquisition of property or shares, separation, reorganization or liquidation, and to be treated as a shareholder of record for the purposes thereof, to the extent the vesting requirements set forth in the Option agreement have been satisfied (or accelerated pursuant to Section 5.2(f) hereof).

(iii) If the shareholders of the Corporation receive shares in the capital of another corporation (“Exchange Shares”) in exchange for their Common Shares in any transaction involving a merger (other than a merger of the Corporation in which the holders of Common Shares immediately prior to the merger have the same proportionate ownership of Common Shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or shares, separation or reorganization (other than a mere re-incorporation or the creation of a holding Corporation), all Options granted hereunder shall be converted into options to purchase Exchange Shares unless the Corporation and the corporation issuing the Exchange Shares, in their sole discretion, determine that any or all such Options granted hereunder shall not be converted into options to purchase Exchange Shares but instead shall terminate in accordance with, and subject to the Holder’s right to exercise the Holder’s Options pursuant to, the provisions of Section 5.2(m)(ii) . The amount and price of converted options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of Exchange Shares the holders of the Common Shares receive in such merger, consolidation, acquisition or property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the option agreement shall continue to apply to the options granted for the Exchange Shares.

(iv) In the event of any adjustment in the number of Common Shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

(v) All adjustments pursuant to Section 5.2(m) shall be made by the Plan Administrator, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

(vi) The grant of an Option shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

(n) Disqualifying Disposition of Incentive Stock Options

If Common Shares acquired upon exercise of an Incentive Stock Option are disposed of by an Optionee prior to the expiration of either two (2) years from the Date of Grant of such Option or one (1) year from the transfer of Common Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Corporation in writing of the date and terms of such disposition. A disqualifying disposition by an Optionee shall not affect the status of any other Options granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

5.3 Stock Appreciation Rights

(a) In General

The Plan Administrator may grant SARs to any Participant, either as a separate Award or in connection with an Option. SARs shall be subject to such terms and conditions as the Plan

Administrator shall impose, provided that such terms and conditions are (i) not inconsistent with the Plan, and (ii) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Unless otherwise provided in Sections 5.3(b) and 5.3(c) below, to the extent applicable as may be determined by the Plan Administrator in its sole discretion, the provisions in Sections 5.2(b) through 5.2(m) shall apply analogously to the grant of a SAR.

(b) Terms of a SAR

The grant of the SAR may provide that the Holder may be paid for the value of the SAR either in cash or in Common Shares, or a combination thereof. In the event of the exercise of a SAR payable in Common Shares, the holder of the SAR shall receive that number of whole Common Shares having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (i) the difference between the Fair Market Value of a Common Share on the date of exercise over the Exercise Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (ii) the number of Common Shares as to which the SAR is exercised, with a cash settlement to be made for any fractional Common Shares. The Exercise Price for any Common Share subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Plan Administrator, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

(c) Exercise of a SAR

Subject to the conditions of this Section 5.3(c) and such administrative regulations as the Plan Administrator may from time to time adopt, a SAR may be exercised by the delivery of written notice to the Plan Administrator setting forth the number of Common Shares with respect to which the SAR is to be exercised and the date of exercise, which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Corporation in exchange therefor in the discretion of the Plan Administrator, and subject to the terms of the Award Agreement:

(i) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise, or if provided in the Award Agreement, conversion, of the SAR) per Common Share over the Exercise Price specified in such SAR, multiplied by the total number of Common Shares of the SAR being surrendered;

(ii) that number of Common Shares having an aggregate Fair Market Value (as of the date of the exercise, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(iii) the Corporation may settle such obligation in part with Common Shares and in part with cash.

The distribution of any cash or Common Shares pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

5.4 Restricted Stock Units

Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Plan Administrator, provided, however, that such terms and conditions are (i) not inconsistent with the Plan, and (ii) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Unless otherwise provided below, to the extent applicable as may be determined by the Plan Administrator in its sole discretion, the provisions in Sections 5.2(b) through 5.2(m) shall apply analogously to the grant of a RSU.

The grant of the Restricted Stock Units may provide that the Holder may be paid for the value of the Restricted Stock Unit either in cash or in Common Shares, or a combination thereof. Restricted Stock Units shall be subject to such restrictions as the Plan Administrator determines, including, without limitation, (i) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (ii) a requirement that the Holder forfeit (or in the case of Common Shares or rights sold to the Participant, resell to the Corporation at cost) such shares or rights in the event the Participant ceases to be employed or otherwise provide services to the Corporation during the period of restriction.

5.5 Performance Awards

(a) Grant of Performance Award

The Plan Administrator may grant Performance Awards to one or more Participants, including Common Shares in lieu of a cash performance bonus, under such terms and conditions as shall be established by the Plan Administrator and not otherwise inconsistent with the Plan or Applicable Law. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the applicable Performance Goals (as defined below) to be achieved during a performance period, and the maximum or minimum settlement values. If the Performance Award is to be in Common Shares, the Performance Awards may provide for the issuance of the Common Shares at the time of the grant of the Performance Award or at the time of the certification by the Plan Administrator that the Performance Goals for the performance period have been met. Performance Awards may be paid in cash, Common Shares, or other consideration, or any combination thereof. If payable in Common Shares, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Plan Administrator.

If it is determined to be necessary in order to satisfy Section 162(m) of the Code, at the time of the grant of a Performance Award (other than an Option) and to the extent permitted under Section 162(m) of the Code and the regulations issued thereunder, the Committee shall provide for the manner in which the Performance Goals shall be reduced to take into account the negative effect on the achievement of specified levels of the Performance Goals which may result from enumerated corporate transactions, extraordinary events, accounting changes and other similar occurrences which were unanticipated at the time the Performance Goal was initially established. In no event, however, may the Committee increase the amount earned under a Performance Award, unless the reduction in the Performance Goals would reduce or eliminate the amount to be earned under the Performance Award and the Committee determines not to make such reduction or elimination.

With respect to a Performance Award that is not intended to satisfy the requirements of Code Section 162(m), if the Plan Administrator determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Corporation’s business, operations, corporate structure, or for other reasons that the Plan Administrator deemed satisfactory, the Plan Administrator may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value (as determined in accordance with Section 5.2(c) of a Common Share or according to any formula or method deemed appropriate by the Plan Administrator, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Plan Administrator believes to be relevant to the Corporation’s business and/or remaining in the employ of the Corporation for a specified period of time.

(c) Notwithstanding the foregoing, in order to comply with the requirements of Section 162(m) of the Code, no Participant may receive in any calendar year Performance Awards which have an aggregate value of more than $250,000, and if such Performance Awards involve the issuance of Common Shares, said aggregate value shall be based on the Fair Market Value of such shares on the time of the grant of the Performance Award.

(d) Awards of Restricted Stock Units, Performance Awards and Other Awards (whether relating to cash or Common Shares) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Corporation’s

Common Shares; return on assets, equity or shareholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to shareholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Corporation as a whole or any business unit of the Corporation and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Corporation’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Corporation’s financial statements, under generally accepted accounting principles, or under a methodology established by the Plan Administrator prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Corporation’s annual report. However, to the extent Section 162(m) of the Code is applicable, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

(e) To the extent applicable and not otherwise contradictory to the provisions of this Section 5.5 as may be determined by the Plan Administrator in its sole discretion, the provisions in Sections 5.2(b) through 5.2(m) shall apply analogously to the grant of a Performance Award.

5.6 Other Awards

The Plan Administrator may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, Common Shares, if the Plan Administrator determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant. To the extent applicable as may be determined by the Plan Administrator in its sole discretion, the provisions in Sections 5.2(b) through 5.2(m) shall apply analogously to the grant of any other Award.

5.7 Tandem Awards

The Plan Administrator may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be cancelled if, and to the extent, the other Incentive is exercised. For example, if an Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to 100 Common Shares, the right of the Participant to exercise the related Option shall be cancelled to the extent of 100 Common Shares.

6. EFFECTIVE DATE; AMENDMENT; SHAREHOLDER APPROVAL

6.1 Awards may be granted by the Plan Administrator from time to time on or after the date on which this Plan is adopted by the Board (the “Effective Date”).

6.2 Unless sooner terminated by the Board, this Plan shall terminate on the tenth anniversary of the Effective Date. No Award may be granted after such termination or during any suspension of this Plan.

6.3 Any Incentive Stock Options granted by the Plan Administrator prior to the ratification of this Plan by the shareholders of the Corporation shall be granted subject to approval of this Plan by the holders of a majority of the Corporation’s outstanding voting shares, voting either in person or by proxy at a duly held shareholders’ meeting within twelve (12) months before or after the Effective Date. If such shareholder approval is sought and not obtained, all Incentive Stock Options granted prior thereto and thereafter shall be considered Non-Qualified Stock Options and any Awards granted to “covered employees” (as such term is defined by Section 162(m) of the Code) will not be eligible for the exclusion set forth in Section 162(m) of the Code with respect to the deductibility by the Corporation of certain compensation.

7. NO OBLIGATIONS TO EXERCISE INCENTIVE

7.1 The grant of an Incentive shall impose no obligation upon the Participant to exercise such Incentive.

8. NO RIGHT TO AWARDS OR TO EMPLOYMENT

8.1 Whether or not any Awards are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Award shall in no way constitute any form of agreement or understanding binding on the Corporation or any Related Corporation, express or implied, that the Corporation or any Related Corporation will employ or contract with a Participant for any length of time, nor shall it interfere in any way with the Corporation’s or, where applicable, a Related Corporation’s right to terminate the Participant’s employment at any time, which right is hereby reserved.

9. APPLICATION OF FUNDS

9.1 The proceeds received by the Corporation from the sale of Common Shares issued upon the exercise of Incentives shall be used for general corporate purposes, unless otherwise directed by the Board.

10. INDEMNIFICATION OF PLAN ADMINISTRATOR

10.1 In addition to all other rights of indemnification they may have as members of the Board, the Plan Administrator, or members of the Committee shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys’ fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Award granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator (or member of the Board or the Committee)

involved therein shall, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

11. AMENDMENT OF PLAN

11.1 The Plan Administrator may, at any time, modify, amend or terminate this Plan or modify or amend Award granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with the Applicable Laws. The Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Corporation to comply with or to avail the Corporation and/or the Participants of the benefits of any securities, tax, market listing or other administrative or regulatory requirements.

Effective Date: June 6, 2008